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                                                                   Exhibit 16(a)

November 30, 2001

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Dear Sir/Madam:

We have read Item 4 of Form 8-K dated November 26, 2001, of Keystone Automotive Industries, Inc., and are in agreement with the statements contained in the first and second paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                 Very truly yours,

                                 /s/ Ernst & Young LLP